EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2007, relating to the consolidated financial statements of RAE Systems Inc., before the effects of the adjustments to retrospectively account for the DVR business as a discontinued operation as described in Notes 3 and 6 (the 2006 financial statements before the effects of the adjustments described in Notes 3 and 6 were not presented separately therein), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
BDO Seidman, LLP
San Jose, California
March 17, 2008